[Letterhead of Morgan, Lewis & Bockius LLP]

Exhibit 5.2

May 18, 2006

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

RE:	Tsakos Energy Navigation Limited—Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as special U.S. counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the filing of the Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of (i) up to $300,000,000 aggregate principal amount of the Company’s debt securities (the “Debt Securities”), warrants, common shares, preferred shares, purchase contracts and units, and (ii) up to 5,222,218 common shares that may be sold by or on behalf of certain selling shareholders of the Company or their donees, pledgees, transferees or other successors in interest. The Debt Securities may be guaranteed (the “Guarantees”) by the Company’s subsidiaries (the “Guarantors”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Memorandum of Association, the Company’s Bye-laws, the form of Indenture to be entered into by the Company, its subsidiaries and Wells Fargo Bank Minnesota, N.A., as Trustee (the “Senior Indenture”), the form of Subordinated Indenture to be entered into by the Company, its subsidiaries and Wells Fargo Bank Minnesota, N.A., as Trustee (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), the resolutions of the Board of Directors of the Company and such other documents and records as we have deemed necessary.

With your permission, for the purposes of the opinion expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have further assumed that the execution, delivery and performance of the Senior Indenture or the Subordinated Indenture, as the case may be, will have been duly authorized by the Company’s subsidiaries at the time of any offering of Debt Securities to be guaranteed by them and that such Indentures will have been duly executed by them.

We have also assumed for purposes of our opinion that the Indentures will be duly authorized, executed and delivered by the Trustee, that the Indentures will constitute a legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

Based upon the foregoing, we are of the opinion that when the Debt Securities and any related Guarantees are executed by duly authorized officers of the Company and the Guarantors, respectively, as provided in the Indentures, and the Debt Securities are duly authenticated by the Trustee and are issued and delivered by the Company against receipt of the purchase price therefor as described in the Registration Statement, the Debt Securities and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors.

The opinions expressed above are subject to the following limitations and qualifications:

1.	The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality, and (iii) limitations on enforceability to the extent that acceleration of indebtedness under any Debt Security may impair collectibility of that portion, if any, of the principal amount thereof that might be determined to be unearned interest thereon.

2.	We express no opinion as to the effect of any U.S. Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect, that in our experience are applicable to transactions of the type contemplated by the Registration Statement and the Indentures. In particular (and without limiting the generality of the foregoing) we express no opinion concerning (i) the laws of any country or subdivision thereof (other than the laws of the State of New York) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Company, the holders of the Debt Securities, or any other party to or beneficiary of any of the Indentures, the Debt Securities and the Guarantees or (ii) the effect, if any, of the law of any jurisdiction (except the State of New York) in which any holder of any Debt Security is located that limits the rate of interest that such holder may charge or collect.

3.	We express no opinion as to (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Debt Securities, the Indentures or the transactions contemplated thereby, (ii) any objection to jurisdiction on the basis of the inconvenience of the forum provided for in the Indentures or (iii) any provision in the Indentures relating to judgments in other currencies.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis and Bockius LLP